Exhibit 99.1

Central Garden and Pet signs exclusive agreement to feature BioLargo Technology in pet products

BioLargo, Inc. (OTCBB: BLGO) today announced that it has reached agreement with Central Garden & Pet Company (NASDAQ: CENT), the leading marketer and producer of premium pet supplies in the United States, to develop, produce and sell products that the parties believe will set the mark for delivering the pet industry’s highest standards in performance. The two companies will work with the E.T. Horn Co. as a supplier of ingredients and contract manufacturer. The agreement calls for Central to purchase minimum quantities of materials from BioLargo in order to maintain world-wide exclusive rights within the “pet supplies industry”, as well as the first option to take new pet products to market as they are developed. Central also secured the first right of refusal to acquire BioLargo’s operating division, Odor-No-More, Inc, should the company be considered for sale in the future. The agreement covers all pet industry products, but excludes all equine and livestock products as well as pet products which may be sold under a BioLargo trademark, should Central not exercise its first option. The details of the agreement were reported in the Form 8-K filed by BioLargo on March 28, 2011.

According to the 2009-2010 APPA National Pet Owners Survey, U.S. pet ownership is at its highest level, with 71 million households, or 62%, owning a pet. During the past decade, the number of pet-owning households increased 12%. An excess of $45 billion dollars was spent in 2009 on our pets.

“It is an important market and we know pet lovers want the best for their pets. Many of Central’s brands are the industry leader and household names with more than 20 years of history, and some are over 100 years old, serving customers with trusted products that get the job done,” stated Joseph Provenzano, President of BioLargo’s Odor-No-More, Inc.  “Central’s commitment to quality and value along with BioLargo’s product innovation and game-changing technology make for the perfect fit.”

"We believe that Central is the best strategic partner in the pet industry for us”, states Dennis Calvert, President of BioLargo. “Most of their brands are the number one or two brand in their respective U.S market category. They operate the largest sales and logistics network in the industry, which strategically supports its brands. With sales in the pet industry of more than $840 million annually, we believe they are the perfect partner for BioLargo to take products to market that improve the standard of care and maintenance of pets. We look forward to a long and successful journey with Central, which we believe could involve dozens of products that go to market featuring the BioLargo Technology. “

About BioLargo, Inc.

BioLargo's business strategy is to harness and deliver Nature's Best Solution™ -- free-iodine -- in a safe, efficient, environmentally sensitive and cost-effective manner. BioLargo's proprietary technology works by combining micro-nutrient salts with liquid from any source to deliver free-iodine on demand, in controlled dosages, in order to balance efficacy of performance with concerns about toxicity. BioLargo's technology has potential commercial applications within global industries, including but not limited to oil and gas, animal health, beach and soil environmental uses, consumer products, agriculture, food processing, medical, and water. It features solutions for odor & moisture control, disinfection and contaminated water treatment. BioLargo's strategic partner Ioteq IP Pty Ltd. was named a "Top 50 Water Company for the 21st Century" by The Artemis Project™; BioLargo markets Ioteq's iodine based water disinfection technology, the Isan system. The company's website is www.BioLargo.com. In 2010, Odor-No-More was awarded two Editor's Choice Awards, including a "Product of the Year" award, by the Horse Journal, a top industry award for excellence and are sold by BioLargo's wholly owned subsidiary, Odor-No-More, Inc. (www.OdorNoMore.com).

About Central Garden and Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEEDTM and THE REBELS™; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,300 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the company's SEC filings, please visit the company’s website at www.central.com.

About the E.T. Horn Co.
The E.T. Horn Company is one of the nation’s largest distributors, marketers and manufacturers of raw materials and chemicals for use in coatings, building materials, elastomers, lubrication, nutrition, cosmetics, personal care, and food products. Founded in 1961, the company has focused on providing formulation solutions, superior customer service and technical expertise in distributing products from only the finest manufacturers. For additional information contact the company at 800-442-HORN or visit www.ethorn.com.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, BioLargo's filings and future filings with the Securities and Exchange Commission, including those set forth in the BioLargo's Annual Report on Form 10-K for the year ended December 31, 2009.

BioLargo Contacts
Dennis P. Calvert
President
949-643-9540

Howard Isaacs
Investor Relations
562-987-4939
Email Contact